Exhibit 4.1

P E R F O R M A N C E - B A S E D

R E S T R I C T E D S T O C K U N I T A W A R D C E R T I F I C A T E

Non-transferable
G R A N T T O

____________________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of restricted stock units convertible, on a one-for-one basis, into shares of the Company’s Class A Common Stock, $0.01 par value (the “Units”), pursuant to and subject to the provisions of the CatchMark Timber Trust, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The target number of Units subject to this award is _____ (the “Target Award”). Depending on the Company’s level of attainment of specified performance goals, Grantee may earn __% to ____% of the Target Award, in accordance with the performance metrics described on Exhibit A hereto and the terms of this Certificate.

By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, certain terms are defined in Exhibit A hereto.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, INC. By: Its:	Grant Date:

TERMS AND CONDITIONS
1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)	“CIC Date” means the effective date of a Change in Control.

(b)
“Determination Date” means the date of the Committee’s certification of achievement of the Performance Objective, determination of the Performance Factor and approval of the Earned Award, which shall be any date between January 1, 20__ and March 15, 20__ or, if earlier, the CIC Date.

(c)	“Earned Award” means the number of Units equal to the Target Award times the Performance Factor (rounded down to the nearest whole share), as determined by the Committee on the Determination Date.

(d)	“Grant Date” means ______.

(e)
“Performance Factor” means the percentage, from __% to ___%, that will be applied to the Target Award to determine the maximum number of Units that may ultimately vest based on Grantee’s continued service through the Determination Date, as more fully described in Exhibit A hereto.

(f)	“Performance Objectives” are the performance objectives described on Exhibit A hereto, that must be achieved in order for any Units to be earned by Grantee pursuant to this Agreement.

(g)	“Performance Period” means the period beginning January 1, 20__ and ending on the earlier of the CIC Date or December 31, 20__.

(h)
“Qualifying Termination” means Grantee’s termination of employment (i) by reason of Grantee’s death or Disability, (ii) by the Company without Cause (as defined in Grantee’s Employment Agreement with the Company, dated as of ___________ (the “Employment Agreement”)) or (iii) by Grantee for Good Reason (as defined in the Employment Agreement).

(i)	“Target Award” means the number of Units granted pursuant to this Agreement, as indicated on the cover page hereof.

(j)	“[___] Peer Group” is defined on Exhibit A hereto.

(k)
“Total Shareholder Return” or “TSR” with respect to a corporation means (i) increase in stock price over a designated period plus reinvested dividends, divided by (ii) stock price at the beginning of the period. TSR for the Company and for each company in the Timber Peer Group shall be calculated using the closing stock price on the first day of the Performance Period and the average closing stock price over the twenty (20) trading days that includes and immediately precedes the last day of the Performance Period.

2. Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto. Any Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.
3. Conversion to Shares. Except as otherwise provided herein:

(a)
50% of the Earned Award will be converted to actual unrestricted Shares (one Share per vested Unit) on the Determination Date, provided Grantee has continued in the employment of the Company or any of its Affiliates through such date. These shares will be registered on the books of the Company in Grantee’s name as of the Determination Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of the Grantee;

(b)
50% of the Earned Award will be converted to actual unrestricted Shares (one Share per vested Unit) on the first anniversary of the Determination Date, provided Grantee has continued in the employment of the Company or any Affiliate through such date;

(c)	100% of the Earned Award will vest on the occurrence of a Change in Control, provided Grantee has continued in the employment of the Company or any of its Affiliates through the CIC Date;

(d)	100% of the Earned Award will vest on the termination of Grantee’s employment by reason of a Qualifying Termination occurring on or after the Determination Date; and

(e)
a pro rata portion of the Earned Award will vest on the Determination Date in the event of a termination of Grantee’s employment by reason of a Qualifying Termination occurring prior to the Determination Date (with such pro rata portion determined by multiplying the Earned Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to the Qualifying Termination, and the denominator shall be 36).
If Grantee’s employment is terminated for any reason other than a Qualifying Termination, all of the Units shall be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.
4. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into Shares, Grantee will obtain full dividend and voting rights and other rights as a stockholder of the Company.
5. Dividend Equivalent Rights. If any cash dividends are paid with respect to the Shares while the Units are outstanding, then a dividend equivalent amount will be calculated based upon the dollar amount of such cash dividends and assuming that the Shares to which Grantee ultimately become entitled under this Award were entitled to such cash dividends (the “DERs”). The DERs shall be subject to the same vesting and forfeiture provisions as the Units to which they relate and such DERs shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Determination Date or the first anniversary of the Determination Date, as applicable. The DERs shall be paid by the Company to Grantee on the Determination Date or the first anniversary of the Determination Date, as applicable. Grantee shall not be entitled to any DERs on Shares which are not ultimately earned.
6. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied, in whole or in part, at the election of Grantee, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
7. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.
8. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
9. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.
10. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
11. Clawback. The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
12. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

13. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.
14. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, GA 30328: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

[Performance Matrix and Terms]